UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 7, 2008

SmartHeat Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53052	98-0514768
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7
Shenyang Economic and Technological Development Zone
Shenyang, China 110027
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:                                                                                                +86 (24) 2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 7, 2008, SmartHeat Inc. ("SmartHeat" or the "Company") completed a closing of a private placement offering of Units (as defined below) pursuant to which SmartHeat sold an aggregate of 1,620,000 Units at an offering price of $3.50 per Unit for aggregate gross proceeds of approximately $5.67 million. Each "Unit" consists of one share of SmartHeat's common stock, par value $.001 per share (the "Common Stock"), and a three year warrant to purchase 15% of one share of Common Stock at an exercise price of $6.00 per share (the "Warrants"). The Units sold represent an aggregate of 1,620,000 million shares of Common Stock and Warrants to purchase 243,000 shares of Common Stock.

Warrants

The Warrants are immediately exercisable, expire on the third anniversary of their issuance and entitle their holders, in the aggregate, to purchase up to 243,000 shares of Common Stock at an initial exercise price of $6.00 per share.

Registration Rights Agreement

The Registration Rights Agreement requires that the Company file a registration statement (“Registration Statement”) covering shares of Common Stock issued to the investors in the offering (the "Investors") and the shares issuable upon exercise of the Warrants (the “Registrable Securities”). The Company is required to file the Registration Statement with the Securities and Exchange Commission ("SEC") within 60 days of the closing of the offering.

The Registration Statement must be declared effective by the SEC within 180 days of the final closing of the offering. Subject to certain grace periods, the Registration Statement must remain effective and available for use until the Investors can sell all of the securities covered by the Registration Statement without restriction pursuant to Rule 144. If the Company fails to meet the filing or effectiveness requirements of the Registration Statement, SmartHeat is required to pay liquidated damages of 2% of the aggregate purchase price paid by such Investor for any Registrable Securities then held by such Investor on the date of such failure and on each anniversary of the date of such failure until such failure is cured. The Registration Rights Agreement provides for customary indemnification for the Company and the Investor.

The forms of Warrant and Registration Rights Agreement are attached as Exhibits 10.13 and 10.14, respectively, to this Current Report on Form 8-K. The above descriptions are not complete and are qualified in their entirety by reference to the complete text of those documents, which are incorporated herein by reference. However, those documents and agreements, including without limitation the representations and warranties contained in those documents, are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s reports under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Item 3.02.                      Unregistered Sales of Equity Securities

On July 7, 2008, SmartHeat completed the closing of a private placement offering of Units pursuant to which SmartHeat sold an aggregate of 1,620,000 Units at an offering price of $3.50 per Unit for aggregate gross proceeds of approximately $5.67 million. Each Unit consists of one share of SmartHeat's Common Stock and a Warrant to purchase 15% of one share of Common Stock at an exercise price of $6.00 per share.  The details of this transaction are described in Item 1.01, which is incorporated in its entirety by this reference into this Item 3.02.

In addition, SmartHeat compensated three placement agents that assisted in the sale of Units in this private placement offering by (i) paying them cash equal to 6.5% of the gross proceeds from the sales of Units placed and (ii) issuing them Warrants to purchase that number of shares of Common Stock equal to 10% of the Units placed as follows:

Selected Finder	Cash	Warrants
Rodman & Renshaw, LLC	$23,888	10,500
Maxim Group LLC	$104,650	46,000
Four Tong Investments Ltd.	$207,025	91,000

The Warrants granted to these placement agents have the same terms and conditions as the Warrants granted in the offering.

SmartHeat anticipates that the net proceeds of this private placement offering will be used for potential acquisitions, working capital and equipment upgrades.

The offering was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) of the Securities Act and Regulation D and Regulation S promulgated by the SEC.

Item 7.01                      Regulation FD Disclosure.

On July 8, 2008, SmartHeat issued a press release announcing the completion of a closing of $5.67 million equity financing. SmartHeat’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. This exhibit shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of SmartHeat under the Securities Act or the Exchange Act.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Number	Document

10.13	Form of Warrant.

10.14	Form of Registration Rights Agreement.

99.1	Press Release of SmartHeat Inc. dated July 8, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:                      July 11, 2008

SMARTHEAT INC.
By: /s/ Jun Wang
Jun Wang
Chief Executive Officer